Exhibit 5.1

O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111-3823	T: +1 415 984 8700 F: +1 415 984 8701 omm.com	File Number: 0775475-00285

December 9, 2024

Semtech Corporation

200 Flynn Road

Camarillo, California 93012

Re:	Semtech Corporation’s Offering of 10,496,032 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Semtech Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company under the prospectus supplement, dated December 5, 2024, to the prospectus, dated December 4, 2024, of 10,496,032 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which includes the full exercise of the option granted to the Underwriters (as defined below) to purchase up to an additional 1,369,047 shares of Common Stock (collectively, the “Shares”) pursuant to that certain underwriting agreement, dated as of December 5, 2024 (the “Underwriting Agreement”), by and among the Company and the several underwriters named therein (the “Underwriters”). The Shares are being offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-283603) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2024. The Registration Statement automatically became effective upon filing.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, we are of the opinion that the issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the Shares.

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading “Legal Matters.” This letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances that arise after the date of this letter and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

2